EXHIBIT 99.1

Idaho Strategic Provides Third Quarter 2023 Operating and Financial Results – Achieves 89.15% Increase in Revenue

4th consecutive quarter of profitability and 4th consecutive quarter of revenue above $3 million

Revenue for the nine-month period ending Sept. 30th, 2023, exceeds the revenue achieved for all of 2022

COEUR D’ALENE, Idaho, November 6, 2023 (ACCESSWIRE) – Idaho Strategic Resources, Inc. (NYSE: IDR) (“IDR”, “Idaho Strategic” or the “Company”) is pleased to announce its consolidated operating and financial results for the third quarter of 2023 highlighted by $3,301,221 in revenue and $403,983 in net income.

Idaho Strategic’s President and CEO, John Swallow stated, “As evidenced by our last four quarters, cultural alignment is a legitimate directional force once established. For the third quarter of 2023 we once again recognized positive revenue growth and profit while demonstrating an equally impressive year over year Q3 comparison. Beginning with Q4/2022 we have accomplished four profitable quarters in a row, each with quarterly revenue above $3 million. Additionally, in the first nine months of 2023 we achieved $9,879,332 in revenue, surpassing the 2022 full year revenue of $9,580,189. If there was a hall of fame for year over year Q3 improvement – that was also preceded by three record profitable quarters – the team at IDR deserves to be on the next HOF ballot.”

Operational highlights include the following -

Rare Earth Elements

•	In addition to announcing greater than 23% total rare earth elements (TREE) at the Company’s Mineral Hill Project during the third quarter, IDR geologists have thus far traced that mineralization for over 0.5 miles of strike length, utilizing the Company’s X-Ray Fluorescence (XRF) machine to confirm the continuity and possibly build upon this already impressive REE grade and composition. Detailed geological mapping of the high-grade REE seam at the Roberts prospect in preparation for drill permitting is ongoing and mapping during the third quarter has led to additional carbonatite discoveries identified throughout the Company’s broader Mineral Hill project. Additional assay results from samples taken throughout the third quarter are still pending at the lab and expect to be announced during the fourth quarter.

•	Simultaneous with the work at Mineral Hill, during the third quarter IDR began the first trenching program at its expansive Lemhi Pass Project with the goal of better understanding its structural geology and undertaking the sampling of prospective and known areas of REE mineralization. The Lemhi Pass Project is made up of numerous prospects spread across 10 square miles and this season IDR commenced trenching on three of its many prospects within the Company’s greater Lemhi Pass landholdings: Sparky, In-Trust, and Independence. Assay results are still pending on various samples collected from vastly different geological settings and REE mineralization.

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•	At Diamond Creek, the Company advanced its USFS permit for a core drilling program in the Simer and Frank Burch prospects targeted for the summer of 2024. Additional summer geological mapping and sampling for REE’s in these areas returned results of up to 5% TREE, which enhanced drilling targets and planning.

•	During the third quarter, IDR geologists were excited to share highlights from the Company’s 2022 Diamond Creek drilling campaign with geologists of the Tobacco Root Geological Society at their 48th Annual Field Conference hosted in Salmon, ID. Two areas of Idaho Strategic Resource’s projects, Diamond Creek and Mineral Hill, were given full day field trips and the ensuing discussions were productive and informational for both IDR and the attendees at the Tobacco Root Field Conference.

Golden Chest/Operations

•	At the Golden Chest, ore mined from underground stopes totaled approximately 9,500 tonnes with about 90% of that coming from the H-Vein stopes and the remainder from an Idaho Vein stope. A total of 1,170 cubic meters of cemented rockfill (CRF) and 1,420 cubic meters of uncemented rockfill (gob) were placed during the quarter. The Main Access Ramp (“MAR”) and associated drifts were advanced by 73 meters during the quarter.

•	The Company completed exploration drifting on the Jumbo vein during the third quarter with a total of 89 meters. The Company suspended drifting on the Jumbo during the quarter to reallocate crews to H-vein development. No high-grade shoots were found by the drifting, but more drifting and longhole drilling is required to fully explore this area.

•	For the quarter ended September 30, 2023, a total of 10,430 dry metric tonnes (“dmt”) were processed at the Company’s New Jersey mill with a flotation feed head grade of 6.41 gpt gold and gold recovery of 92.1%.

Corporate highlights include the following -

Our financial performance during the quarter is summarized below:

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Revenue increased 89.15% from $1,745,278 in 2022 to $3,301,221 in 2023 for the three-month period ended September 30, 2023 and increased 60.69% from $6,148,187 to $9,879,332 for the nine-month period ended September 30, 2023. The increase in revenue is largely due to the increased gold production throughout the quarter as well as a higher average gold price recognized on ounces produced. Gold production is expected to remain at approximately this level for the remainder of the year as mining on the H-Vein continues.

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•	Gross profit as a percentage of sales increased from negative 13.1% in the third quarter of 2022 to positive 33.5% in the second quarter of 2023. For the nine months ended September 30, 2022 gross profit as a percentage of sales was 1.4% compared to 28% in 2023.

•	Operating income for the three-month period ended September 30, 2023, was $413,461 which is an increase of $2,301,505 from an operating loss of $1,888,044 in the third quarter of 2022. For the nine-month period ended September 30, 2023, operating income of $716,471 was an increase of $3,877,402 over the same period in 2022 which had an operating loss of $3,160,931.

•	Net income increased $2,313,407 from a net loss of $1,909,424 for the three-month period ended September 30, 2022 to net income of $403,983 for the three-month period ended September 30, 2023. Net income increased $3,978,733 from a net loss of $3,234,742 in the nine months ended September 30, 2022, to net income of $743,991 in the same period in 2023.

•	The consolidated net income for the nine-month period ended September 30, 2023 and net loss for the nine-month period ended September 30, 2022 included non-cash charges as follows: depreciation and amortization of $1,034,521 ($717,939 in 2022), income on disposal of equipment of $224 (loss of $68,641 in 2022), accretion of asset retirement obligation of $11,874 ($11,342 in 2022), stock based compensation of $0 ($547,275 in 2022), issuance of common stock for services of $0 ($32,326 in 2022), gain on forgiveness of SBA loan of $0 in 2023 ($10,000 in 2022), loss on investment in equity securities $4,423 ($0 in 2022), and equity income on investment in Buckskin of $2,965 ($1,213 in 2022).

•	Cash cost and all-in sustaining cost per ounce decreased in 2023 compared to 2022 due to a higher ore grade mined. A core drilling exploration program is planned for the Golden Chest for the late third and early fourth quarter which may increase all-in sustaining costs in the last quarter of 2023.

•	Exploration expense decreased in 2023, when compared to 2022, primarily due to a decrease in drilling by the company owned and operated drill rig, and a reduction in overall exploration activity.

Qualified person

IDR’s Vice President of Exploration, Rob Morgan, PG, PLS is a qualified person as such term is defined under S-K 1300 and has reviewed and approved the technical information and data included in this press release. All reported assays are 30-gram fire assays with a gravimetric finish completed by American Analytical, Inc. of Osburn, Idaho. A Quality Assurance/Quality Control (QA/AC) program includes a series of blank, standard, and duplicate sample assays for verification and quality control.

About Idaho Strategic Resources, Inc.

Domiciled in Idaho and headquartered in the Panhandle of northern Idaho, Idaho Strategic Resources (IDR) is one of the few resource-based companies (public or private) possessing the combination of officially recognized U.S. domestic rare earth elements properties (in Idaho), the largest known concentration of thorium resources in the U.S., and Idaho-based gold production located in an established mining community.

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Idaho Strategic Resources produces gold at the Golden Chest Mine located in the Murray Gold Belt (MGB) area of the world-class Coeur d’Alene Mining District, north of the prolific Silver Valley. With over 7,300 acres of patented and unpatented land, the Company has the largest private land position in the area following its consolidation of the Murray Gold Belt for the first time in over 100-years.

In addition to gold and gold production, the Company maintains an important strategic presence in the U.S. Critical Minerals sector, specifically focused on the more “at-risk” Rare Earth Elements (REEs) with an overall land position of approximately 18,030 acres in Idaho’s REE-Th Belt. The Company’s Lemhi Pass, Diamond Creek, and Mineral Hill REE properties are included the U.S. national REE inventory as listed in USGS, IGS and DOE publications. IDR’s Lemhi Pass REE-Thorium Project is also recognized by the USGS and IGS as containing the largest concentration of thorium resources in the country. All three projects are located in central Idaho and participating in the USGS Earth MRI program.

With an impressive mix of experience and dedication, the folks at IDR maintain a long-standing “We Live Here” approach to corporate culture, land management, and historic preservation. Furthermore, it is our belief that successful operations begin with the heightened responsibility that only local oversight and a community mindset can provide. Its “everyone goes home at night” policy would not be possible without the multi-generational base of local exploration, drilling, mining, milling, and business professionals that reside in and near the communities of the Silver Valley and North Idaho.

For more information on Idaho Strategic Resources click here for our corporate presentation, go to www.idahostrategic.com or call:

Travis Swallow, Investor Relations & Corporate Development

Email: tswallow@idahostrategic.com

Phone: (208) 625-9001

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Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Often, but not always, forward-looking information can be identified by forward-looking words such as “intends, “potential”, “believe”, “plans”, “expects”, “may”, “goal”, “assume”, “estimate”, “anticipate”, and “will” or similar words suggesting future outcomes, or other expectations, beliefs, assumptions, intentions, or statements about future events or performance. The forward-looking statement information above, and those following are applicable to both this press release, as well as the links contained within this press release. Forward-looking information includes, but are not limited to, the potential for the Company to remain profitable through the end of the year, the potential for the Company to continue to achieve revenue greater than $3 million for the foreseeable quarters, the potential for the Company’s operating cost structure to remain favorable through year-end, the possibility that gold production will remain at the same levels and grade, the potential plan for the majority of the Company’s production to be from the H-Vein in the fourth quarter, and the possibility that the Company will report positive rare earth elements exploration results from its field season in 2023. With respect to the business of Idaho Strategic Resources, these risks and uncertainties include risks relating to widespread epidemics or pandemic outbreaks, if they occur, including our ability to access goods and supplies, the ability to transport our products and impacts on employee productivity, the risks in connection with the operations, cash flow and results of the Company relating to the unknown duration and impact of the COVID-19 pandemic; interpretations or reinterpretations of geologic information; the accuracy of historic estimates; unfavorable exploration results; inability to obtain permits required for future exploration, development or production; general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices; the ability to obtain necessary future financing on acceptable terms; the ability to operate the Company’s projects; and risks associated with the mining industry such as economic factors (including future commodity prices, and energy prices), ground conditions, failure of plant, equipment, processes and transportation services to operate as anticipated, environmental risks, government regulation, actual results of current exploration and production activities, possible variations in ore grade or recovery rates, permitting timelines, capital and construction expenditures, reclamation activities. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated, or intended. Readers are cautioned not to place undue reliance on such information. Additional information regarding the factors that may cause actual results to differ materially from this forward‐looking information is available in Idaho Strategic Resources filings with the SEC on EDGAR. IDR does not undertake any obligation to update publicly or otherwise revise any forward-looking information whether as a result of new information, future events or other such factors which affect this information, except as required by law.

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